Exhibit 99.1

JDSU ANNOUNCES PRICING OF $575 MILLION OF SENIOR CONVERTIBLE NOTES

MILPITAS, Calif., August 15, 2013 — JDSU (NASDAQ: JDSU and TSX: JDU) (“JDSU”) today announced that it has priced $575 million aggregate principal amount of its 0.625% Senior Convertible Debentures due 2033 (the “notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. JDSU has granted the initial purchasers a 30-day option to purchase up to an additional $75 million aggregate principal amount of the notes. The sale of the notes is expected to close on August 21, 2013, subject to customary closing conditions.

When issued:

• The notes will represent senior unsecured obligations of JDSU and pay interest semiannually in arrears on February 15 and August 15 of each year at a rate of 0.625% per annum;

• The notes will mature on August 15, 2033, unless earlier converted, redeemed or repurchased.

• The notes will be convertible at the option of holders in certain circumstances and during certain periods into cash up to their principal amount, and into cash, shares of JDSU common stock or a combination of cash and JDSU common stock at JDSU’s election for the conversion value above the principal amount.  The initial conversion rate is 53.1067 shares of JDSU common stock per $1,000 principal amount of the notes, which is equivalent to an initial conversion price of approximately $18.83 per share and will be subject to customary anti-dilution adjustments. This represents an approximately 40% conversion premium over the closing price of $13.45 of JDSU’s common stock on August 15, 2013;

• JDSU has the right to redeem the notes beginning August 20, 2018. Holders of the notes may require JDSU to repurchase the notes on August 15, 2018, August 15, 2023, and August 15, 2028.

JDSU estimates that net proceeds from this offering will be approximately $563 million, or approximately $636 million if the initial purchasers exercise their option to purchase additional notes in full, after deducting the initial purchasers’ discounts and estimated offering expenses. JDSU is using $100 million of the net proceeds from the offering to repurchase shares of its outstanding common stock in privately negotiated transactions, which may be effected through one or more of the initial purchasers of the notes or their respective affiliates, concurrently with the offering. The remaining net proceeds will be used for general corporate purposes, including potential strategic transactions.

The notes and any JDSU common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or under any state securities laws and may not be offered or sold without registration under, or an applicable exemption from, the registration requirements. This announcement does not constitute an offer to sell, nor is it a solicitation of an offer to buy, these securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or any jurisdiction. Any offer, if at all, will be made only pursuant to Rule 144A under the Securities Act.

Contingent and effective upon the closing of the sale of the notes, JDSU is terminating its existing $250 million revolving credit facility, which currently has no amounts outstanding.

JDSU News Release

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. Such statements may include: (i) the ability to complete the offering, (ii) the use of proceeds described above, including JDSU’s intent to repurchase shares of JDSU common stock on terms advantageous to JDSU, and (iii) the intent to terminate JDSU’s existing credit facility. These forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including, without limitation, the following: (i) general market conditions, including market factors affecting the price of bonds and equity securities, (ii) the amount of cash generated from the business, (iii) the level of demand for and price of shares available for the share repurchase, (iv) prevailing interest rates and (v) the existence of alternative uses for the JDSU’s cash.

For more information on these and other risks affecting JDSU’s business, please refer to the “Risk Factors” section included in Part I, Item 1A of JDSU’s Current Report on Form 8-K dated December 14, 2012 filed with the Securities and Exchange Commission. The forward-looking statements contained in this news release are made as of the date hereof and JDSU does not assume any obligation to update such statements.

Contacts

Investors:	Cherryl Valenzuela 408-546-4521 or cherryl.valenzuela@jdsu.com
Press:	Jim Monroe 240-404-1922 or jim.monroe@jdsu.com